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                                                                    EXHIBIT 4.25

                              EMPLOYMENT AGREEMENT
                 incorporating a Statement of Terms pursuant to
                     section 1, Employment Rights Act 1996


This Agreement is made by way of deed on 21st June 2001 between DAVID HOWELL of Cubbins, Dairy Lane, Crockham Hill, Westerham, Kent TN8 6RA and LAST MINUTE NETWORK LIMITED trading as lastminute.com of 4 Buckingham Gate, London SW1E 6JP ("the Company").

WHEREAS it is the intention of the parties that this document be executed as a deed.

1.   JOB TITLE/DUTIES

     1.1.  Your job title is Chief Financial Officer.

     1.2. You shall be appointed to the Board of Directors of Lastminute.com plc at the Board Meeting on 4 July 2001 and shall remain as a member of the Board throughout your employment with the Company.

2.   STARTING DATE

     2.1. Your employment with us will start on 2nd July 2001 and shall continue until terminated by notice in writing in accordance with clause 2.2.

     2.2. Subject to clauses 2.3 and 5, we may terminate your employment at any time by giving you six months' notice in writing.

           Unless otherwise agreed, you will give us a minimum of six months' notice of your leaving.

     2.3. If you are guilty of gross misconduct including dishonesty, gross negligence or any other serious misconduct, we shall be entitled to terminate your employment with immediate effect.

     2.4. If either party gives notice to terminate this agreement, for a period not exceeding the notice period referred to in clause 2.2, you may be required by us in our absolute discretion not to attend your place of work at any time and not to perform any duties for the Company or to perform only such duties, specific projects or tasks as are assigned to you expressly by the Company (provided that such duties, projects or tasks are consistent with your status) provided that you will be entitled to receive full pay and benefits (including bonus) during such period.

3.   PERIOD OF CONTINUOUS EMPLOYMENT

     Your period of continuous employment with us will start on 2nd July 2001.


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4.   REMUNERATION

     4.1. Your salary is pound sterling 140,000 per annum, payable in equal monthly instalments in arrears by direct transfer into your bank account on or before the last day of each month. Your salary will accrue from day to day and will be adjusted during the month in which you start and finish your employment with us according to the number of days you work during that month.

          You will also be entitled to an annual discretionary bonus of up to 30% of base salary which will be paid, at your option, in cash or allocated as an additional grant of share options, (in addition to those granted to you under clause 12), on the anniversary of joining the Company. The targets upon which the bonus is calculated shall be agreed between the Company and you by no later than 1 September 2001.

          Such payment will be subject to deductions for tax and national insurance and any other deductions that may be required from time to time.

     4.2. Your salary shall be reviewed by the Board annually on the anniversary of the commencement of your employment.

     4.3. We shall be entitled to make deductions from your remuneration in respect of any overpayments made to you by us.

5.   LIQUIDATED DAMAGES

     5.1. The Company may terminate the contract immediately or on short notice, and should it elect to do so (other than in accordance with clause 2.3), the Company shall make a payment in lieu of any applicable period of notice of an amount in cash equivalent to the total amount referred to in clause 5.2 (calculated pro rata where short notice is given). The Company shall pay such amount to you in one lump sum (subject to deduction of applicable tax and national insurance but without any deduction for mitigation) on the date of termination of your employment (''the Termination Date'').

     5.2. The total amount of cash referred to in clause 5.1 is the aggregate of:-

          5.2.1   6 months' salary (as at the Termination Date); and

          5.2.2 a sum equal to the cost the Company would have incurred in providing you with the benefits referred to in clause 11 had your employment continued for a period of 6 months following the Termination Date;

          5.2.3 a sum in lieu of the bonus(es) which would have been paid in respect of the period 6 months following the Termination Date pro rated to reflect the period since the last bonus payment (assuming the Company exercised its discretion in your favour, or, if not, the date you would have received the last bonus payment) or if the




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                term of your employment is less than one year the date of
                commencement of your employment up to the date 6 months following the Termination Date.

     5.3. The amounts payable pursuant to clause 5.1 shall be in lieu of any notice, or other benefits or payments to which you may otherwise be entitled on termination of this Agreement but without prejudice to your statutory rights.

6.   EXPENSES

     We will reimburse to you during your employment (against receipts or other appropriate evidence) all expenses properly and reasonably incurred by you in the course of your duties.

7.   WORKING HOURS

     Your normal working hours are from 9.30 am to 6:30 pm Monday to Friday, with a one-hour lunch break, but the requirements of your employment do call for some flexibility and you will be expected to work slightly different hours from time to time. In particular you agree, where necessary, to work on average in excess of 48 hours per week.

8.   PLACE OF WORK

     Your normal place of work is at 4 Buckingham Gate, London SW1E 6JP.

9.   HOLIDAYS AND HOLIDAY PAY

     Your holiday entitlement is 25 days per year, plus all statutory, bank and public holidays in England and Wales. Deductions from the final salary due to you on the termination of your employment will be made in respect of any holidays taken in excess of your entitlement. You will be entitled to any pay in lieu of holiday accrued but not taken only at the end of your employment save where it has been terminated in accordance with clause 2.3. During holidays you are entitled to your normal rate of pay.

10.  ABSENCE THROUGH SICKNESS OR INJURY AND SICKNESS PAY

     10.1. In the event of sickness or injury you are to send promptly to us a self-certificate, in a form obtainable from the office for an absence of up to seven days and thereafter an intermediate certificate each week signed by a medical practitioner until your return to work.


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     10.2. You shall continue to be paid and continue to be entitled to any other contractual benefits during absence due to illness, accident or other incapacity for a total of 13 weeks in any period of fifty-two consecutive weeks. For any additional or continuing absence after that due to illness, accident or other incapacity, payment of salary and continued provision of contractual benefits under this Agreement shall be at the discretion of the Company.

     10.3. Any payment of salary or provision of benefits shall be inclusive of any statutory sick pay or social security benefits to which you may be entitled. You are required to co-operate in the maintenance of necessary records for Statutory Sick Pay purposes and for the purpose of calculating entitlement to Statutory Sick Pay applicable to your employment. Qualifying days are Monday to Friday.

     10.4. Subject to the provisions of the Access to Medical Reports Act 1988, you agree to be examined at our expense by a doctor nominated by us if at any time we so request and you authorise such doctor to disclose and to discuss with us and our advisers the results of such examinations.


11.  PENSION SCHEME, INSURANCES AND HEALTHCARE

     11.1. You will be entitled to a sum equal to 14% of your salary under clause 4.1 for the purpose of making contributions, at your option, into either a personal pension fund of your choice or the Company pension scheme, such sum to accrue from day to day and to be paid to you in equal monthly instalments in arrears by direct transfer into your bank account on or before the last day of each month.

     A Contracting Out Certificate is not in force in respect of your employment.

     11.2. You, your spouse and your dependants under the age of 25 will be entitled to participate in the Company healthcare scheme. Your participation in the healthcare scheme will be at the Company's expense. You will pay to the Company the cost to the Company of the participation by your spouse and your dependants under the age of 25 in the healthcare scheme.

     11.3. In addition, you will be entitled to participate at the Company's expense in (a) its permanent health and disability insurance scheme and (b) its life insurance scheme which provides for payment of a sum equal to four times your salary payable under clause 4.1 as at the date of your death.

12.  SHARE OPTIONS

     The Company has introduced a Share Option Scheme ("the Scheme") in which you are eligible to participate. On 2nd July 2001, you will be granted an option to purchase 1,000,000 ordinary shares in the capital of lastminute.com plc ("the



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      Option"). The Option shall be subject to the rules of the Scheme from time to time in force.

13.   CONFIDENTIALITY

      13.1. You shall not during or at any time after the termination of your employment with the Company use for your own purposes or disclose to any third party any Confidential Material and shall use your best endeavours to prevent such publication or disclosure.

      13.2. All Confidential Material and all other documents, papers and property which may have been made or prepared by you, or at your request or have come into your possession or under your control in the course of your employment or which relate in any way to the Company, the business (including prospective business) or affairs of the Company or of any customer, supplier, agent, distributor or sub-contractor of the Company shall as between the Company and you be deemed to be the property of the Company. You shall deliver up all such documents and other property, including all copies, to the Company immediately upon the termination of your employment or at any earlier time on demand.

      13.3. You shall immediately inform the Company if you become aware of the possession, use or knowledge of any of the Confidential Material by any person not authorised to possess, use or have knowledge of the Confidential Material, whether during or after your employment and shall at the Company's request provide such reasonable assistance as is required to deal with such event.

     13.4. The previsions of this clause shall not apply to any Confidential Material which is in or enters the public domain other than by breach of this agreement, is obtained from a third party who is lawfully authorised to disclose such information, or is authorised for release by the prior written consent of the Board.

     13.5. Nothing in this clause shall prevent you from disclosing Confidential Material where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law.

             For the purpose of this clause "Confidential Material" means any information relating to the Company or the business, prospective business, technical processes, computer software (both source code and object code), intellectual property rights or finances of the Company, or compilations of two or more items of such information whether or not each individual item is in itself confidential, including without limitation price lists, lists of customers and suppliers (both current and those who were customers or suppliers during the previous two years), which comes into your possession by virtue of your employment, and which the Company regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in


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                  writing as "confidential" and any and all information which has been or may be derived or obtained from any such information.

14.  RESTRICTIONS

     14.1. You agree that you will not either alone or jointly with another or others, whether as principal agent, director, partner, shareholder, employee, company or in any other capacity, whether directly or indirectly through any other person, firm or company and whether for your own benefit or that of others:-

            14.1.1 for 6 months after the termination of your employment be employed in or engaged by or interested or concerned in a Competing business (or part thereof) in any country in Europe in which on the termination of your employment to the Company is operating;

            14.1.2 for 6 months after the termination of your employment entice, induce or encourage a Customer or a Prospective Customer to transfer or remove custom from the Company;

            14.1.3 for 6 months after the termination of your employment solicit or accept business from a Customer or a Prospective Customer for the supply of Relevant Services;

            14.1.4 for 6 months following the termination of your employment, for a Competing Business solicit, interfere with or endeavour to entice away or engage or employ or offer employment to (or procure or assist the soliciting, interference with, enticement, engagement, employment or offering) any Employee, or do any act whereby such Employee is encouraged to terminate his employment, appointment or contract with us, whether or not such person would by reason of terminating his service with us commit a breach of his contract.

     14.2. You must not at any time during or after the termination of your employment use any name used by the Company at the date of the termination of your employment or any name likely to cause confusion with it in the minds of members of the public for the purposes of a Competing Business whether by using such name as part of a corporate name or otherwise.

     14.3. You must not at any time after the termination of your employment represent yourself as being employed by the Company.

            For the purpose of this clause:-

            "Competing Business" means a business or concern which is engaged in a business competitive with that carried out by the Company at the date of termination of your employment with which you have been involved




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            during the 12 months preceding such date. This shall include, without limit, E-bookers, Expedia, Travelocity, Teletext, Priceline, Online Travel Portal and Thomascook.com; and

            "Customer" means any person, firm or company who during the 12 months preceding the date of termination of your employment was a customer of the Company (whether or not services were actually provided during such period) for the purpose of a Relevant Business and with whom you materially dealt during that period or were in possession of confidential information about such customer in the performance of your duties for the Company; and

            "Employee" means any of our employees, directors, consultants or independent contractors at the date of termination of your employment or who was such an employee, director or independent contractor at any time in the 12 months preceding such date and in each case who worked or provided services in a senior executive, managerial, sales, programming or design capacity or has confidential information relating to our business or contact with any Customer or Prospective Customer and with whom you had material dealings in the performance of your duties during the 12 months immediately preceding the date on which your employment terminates; and

            "Prospective Customer" means any person, firm or company with whom at the date of termination of your employment the Company is or has during the 3 months preceding such date been in negotiations (save where the Company has broken off such negotiations) with a view to such person, firm or company becoming a customer of such company and with whom you were involved in such negotiations or services; and

            "Relevant Business" means any business of the Company in which, pursuant to your duties, you were materially involved at any time during the 12 months preceding the date of termination of your employment; and

            "Relevant Services" means goods or services competitive with those which on the termination of your employment the Company was supplying or negotiating or actively and directly seeking to supply to a Customer for the purposes of a Relevant Business.

     14.4. If the Company requires you not to perform any of your duties and/or excludes you from the Company's premises ("garden leave") as set out in clause 2.4 for some or all of any period of notice, the period of the post-termination restrictions set out in this clause 14 shall be reduced by the length of garden leave served before the Termination Date.


     14.5. Each of the restrictions contained in his clause constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of the legitimate interest of the company but, if any such restriction or part of it shall be found void, invalid, illegal or unenforceable by any court of competent jurisdiction but would be valid if some words were deleted from it, or the period of it


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            reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

     14.6. In the event of any clause or part of a clause contained in this Agreement being declared invalid of unenforceable by any court of competent jurisdiction, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

15.  NON-EXECUTIVE DIRECTORSHIP

     The Company agrees that:

     15.1. you may continue to hold your non-executive directorship of Nestor Healthcare Group plc for the duration of your employment with the Company; and

     15.2. you shall be entitled dedicate up to 15 working days' per year in order to carry out your duties in connection with your appointment (such days as you intend to dedicate to be notified by you to the Company not less than 7 days in advance).

16.  INTELLECTUAL PROPERTY

     16.1. If during the term of your employment you create any invention, copyright work, database, discovery or process or any improvement of any kind ("Work") relating or capable of being applied to the business of the Company, then any intellectual property right arising or obtainable in respect of any such Work shall be the property of the Company. You shall at our request and expense do all acts necessary to secure appropriate forms of protection for the intellectual property and/or vest ownership fully in the Company.

     16.2. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company.

     16.3. You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, to use your name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominees the full benefit of the intellectual property and you agree that a certificate in writing, signed by and director or the secretary of the Company or any instrument or act which falls within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.




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17.  DISCIPLINARY RULES AND GRIEVANCE PROCEDURES

     Any matter of discipline will be considered and determined by the Board of directors of the Company, whose decision will be final. If you have any grievance relating to your employment, you should apply in writing to the Group Managing Director of the Company.

18.  HEALTH AND SAFETY

     The policy of the Company is to regard the promotion of health and safety measures as a mutual objective for management and employees at all levels.

19.  COMPANY RECONSTRUCTION

     You will have no claim in respect of the termination of your employment if:

     19.1. such termination is by reason only of the liquidation of your employer for the purposes of amalgamation or reconstruction; and

     19.2. you are offered comparable employment with a company resulting from such amalgamation or reconstruction on terms no less favourable than the terms hereof.

20.  OTHER AGREEMENTS

     All other statements (if any) of the terms of your employment are hereby abrogated and superseded. There are no collective agreements which directly affect the terms and conditions of your employment.

21.  CHOICE OF LAW

     This agreement shall be governed by English law and each party submits to the non-exclusive jurisdiction of the English courts.

22.  CHANGES IN PARTICULARS OF EMPLOYEE

     You must notify us in writing:

     22.1. of any change in your name, address, marital status or next-of-kin within one month of such change; and

     22.2. forthwith of your conviction for a criminal offence or if you become bankrupt, apply for or have made against you, a receiving order, make any composition with your creditors or commit any act of bankruptcy.


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IN WITNESS whereof this Agreement has been executed as a deed and delivered the day and year first before written.

EXECUTED as a deed by
Last Minute Network Limited
acting by

Director

[Signatures]
------------------------------------------
Director/Secretary



SIGNED as a deed by
David Howell

[Signature of David Howell]
------------------------------------------



[Signature of N. Alcorn]
------------------------------------------
Witness

[Printed Signature of N. Alcorn]


Address

Top Flat, 6 Crouch Hill Rd, London, N8 8HU


Occupation

Head of HR, (lastminute.com)




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